SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Procera Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROCERA NETWORKS, INC.

47448 Fremont Blvd.

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Procera Networks, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 29, 2014 at 9:30 a.m. local time at the Company’s principal executive offices located at 47448 Fremont Blvd., Fremont, California 94538, for the following purposes:

1.	To elect the eight (8) nominees of the Company’s Board of Directors (the “Board”), James F. Brear, Staffan Hillberg, Alan B. Lefkof, Mary Losty, Scott McClendon, Douglas Miller, Thomas Saponas and William Slavin, to the Board to serve until the 2015 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.	To ratify the selection by the Audit Committee of the Board of McGladrey LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 3, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Thursday, May 29, 2014 at 9:30 a.m. at 47448 Fremont Blvd., Fremont, California 94538.

The proxy statement and annual report to stockholders

are available at http://www.proceranetworks.com/annual.

By Order of the Board of Directors

/s/ Charles Constanti

Vice President, Chief Financial Officer and

Corporate Secretary

Fremont, California

April 14, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials, or vote by completing, dating, signing and returning the proxy card that you may request, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROCERA NETWORKS, INC.

47448 Fremont Blvd.

Fremont, California 94538

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of Procera Networks, Inc. (sometimes referred to as “we”, “us” or “Procera”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials (including a proxy card) may be found in the Notice.

We intend to mail the Notice on or about April 18, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 29, 2014 at 9:30 a.m. local time at our principal executive offices located at 47448 Fremont Blvd., Fremont, California 94538. Directions to the Annual Meeting may be found at http://www.proceranetworks.com/directions.html. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 3, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 20,660,157 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 3, 2014, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on April 3, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of eight (8) directors;

•	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Ratification of the Audit Committee’s selection of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What is the Procera Board’s voting recommendation?

Procera’s Board recommends that you vote your shares:

•	“For” the election of all eight (8) nominees for director;

•	“For” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	“For” the ratification of the Audit Committee’s selection of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

How do I vote?

With respect to the election of directors, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple and depend upon whether your shares are registered in your name or are held by a bank, broker or other agent:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern daylight time, on May 28, 2014 to be counted.

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To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern daylight time, on May 28, 2014 to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you upon request and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 3, 2014.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all eight (8) nominees for director, “For” the advisory approval of the compensation of our named executive officers, and “For” the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by mail, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 47448 Fremont Blvd., Fremont, California 94538.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “discretionary”. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “non-discretionary,” but not with respect to “discretionary” matters. Under the rules and interpretations of the New York Stock Exchange, “discretionary” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, reincorporations, stockholder proposals, elections of directors (even if not contested) and the advisory stockholder vote on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “non-discretionary” and brokers, banks and other agents generally have discretionary voting power with respect to such proposal.

What is the effect of abstentions and broker non-votes?

Abstentions: Under Delaware law (under which Procera is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Our Amended and Restated Bylaws provide that an action of our stockholders (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions will have no effect on Proposal No. 1 – Election of Directors; Proposal No. 2 – Advisory Vote on Executive Compensation or Proposal No. 3 – Ratification of Independent Registered Public Accounting Firm.

Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, brokers, banks or other agents are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. However, because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 No. 1 – Election of Directors; or Proposal No. 2 – Advisory on Executive Compensation. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other agent how to vote your shares in the election of directors or the advisory vote related to the approval of our executive compensation program, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 should be considered a non-discretionary matter. Therefore, your broker, bank or other agent will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

How many votes are needed to approve each proposal?

Proposal	Vote Required	Discretionary Voting Allowed?

1. Election of Directors	Plurality	No

2. Advisory Vote on Executive Compensation	Majority Cast	No

3. Ratification of Independent Registered Public Accounting Firm	Majority Cast	Yes

A “Plurality,” with regard to the election of directors, means the eight nominees receiving the most “For” votes will be elected to our board of directors. A “Majority Cast,” with regard to the advisory vote on our executive compensation and the ratification of independent registered public accounting firm, means that the number of votes cast “For” the proposal exceeds the number of votes cast “Against” such proposal.

Accordingly:

•

For the election of directors, the eight (8) nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2, the advisory approval of the compensation of our named executive officers, must receive more votes “For” the proposal than votes “Against” the proposal. Abstentions and broker non-votes will have no effect. Although the advisory vote on Proposal No. 2 is non-binding, our Board will review the results of the votes and will consider the results in making a determination concerning future executive compensation.

•

To be approved, Proposal 3, ratification of the selection of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014, must receive more votes “For” the proposal than votes “Against” the proposal. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 20,660,157 shares outstanding and entitled to vote. Thus, the holders of 10,330,079 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we provide stockholders access to our proxy materials via the Internet. On or about April 18, 2014, we are sending a Notice to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice. Stockholders may request to receive a full set of printed proxy materials by mail. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing, by December 19, 2014, to our Corporate Secretary at 47448 Fremont Blvd., Fremont, California 94538. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us between January 29, 2015 and February 28, 2015, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter. You are advised that if our annual meeting of stockholder next year is advanced or delayed by more than 30 days from the anniversary date of this year’s annual meeting, the due dates for stockholder proposals may change. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board consists of up to nine (9) directors. There are eight (8) nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a member of the Board. Other than Douglas Miller, who was appointed to the Board on May 30, 2013, each of the other nominees was previously elected by our stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The eight (8) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight (8) nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age as of March 31, 2014	Principal Occupation/ Position Held With Procera
Scott McClendon	74	Chairperson of the Board
James F. Brear	48	President, Chief Executive Officer and Director
Staffan Hillberg	49	Director
Alan B. Lefkof	61	Director
Mary Losty	54	Director
Douglas Miller	56	Director
Thomas Saponas	64	Director
William Slavin	68	Director

Mr. Scott McClendon has served as a member of our Board since March 2004 and as Chairperson of the Board since November 2007. He is currently a member of the Audit Committee. Mr. McClendon has been the Chairman of the Board of Directors for Overland Storage (NASDAQ: OVRL) since March 2001. He also served as Overland’s interim Chief Executive Officer from November 2006 to August 2007 and its President and Chief Executive Officer from October 1991 to March 2001, and was an officer and employee until June 2001. Prior to his tenure with Overland, he was employed by Hewlett Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett Packard in San Diego, California. Mr. McClendon was a director of SpaceDev, Inc., an aerospace development company, from 2002 to 2008. Mr. McClendon holds a BSEE and an MSEE from Stanford University.

The Nominating and Corporate Governance Committee believes that Mr. McClendon’s executive, financial and business expertise, including a diversified background of managing and directing public technology-based companies, provides him with the qualifications and skills to serve as our director, and that Mr. McClendon’s years of service as our director bring historic knowledge and continuity to the Board.

Mr. James F. Brear has served as a member of our Board and as our Chief Executive Officer and President since February 2008. He is a Silicon Valley industry veteran with more than 20 years of experience in the networking industry, most recently as Vice President of Worldwide Sales and Support for Bivio Networks, a maker of deep packet inspection platform technology, from July 2006 to January 2008. From September 2004 to July 2006, Mr. Brear was Vice President of Worldwide Sales for Tasman Networks (acquired by Nortel), a maker of converged WAN solutions for enterprise branch offices and service providers for managed WAN services. From April 2004 to July 2004, Mr. Brear served as Vice President of Sales at Foundry Networks, a provider of switching, routing, security and application traffic management solutions. Earlier in his career, Mr. Brear was the Vice President of Worldwide Sales for Force10 Networks (acquired by Dell) from March 2002 to April 2004, during which time the company grew from a pre-revenue start-up to the industry leader in switch routers for high performance Gigabit and 10 Gigabit Ethernet. In addition, he spent five years with Cisco Systems from July 1997 to March 2002 where he held senior management positions in Europe and North America with responsibility for delivering more than $750 million in annual revenues selling into the world’s largest service providers. Previously, Mr. Brear held a variety of sales management positions at both IBM and Sprint Communications. He is a member of the Young Presidents Organization (YPO) and holds a BA from the University of California at Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Brear’s current position as our Chief Executive Officer and extensive telecommunications sales expertise and business expertise, including experience at IBM, Cisco Systems and smaller companies where he achieved substantial sales growth, give him the qualifications and skills to serve as our director.

Mr. Staffan Hillberg has served as a member of our Board since January 2007. He is currently a member of the Compensation Committee and serves as the Chairperson of the Nominating and Corporate Governance Committee. Mr. Hillberg is currently the Chief Executive Officer of Wood & Hill Investment AB, a private equity group based in Sweden, and has served in this capacity since 2008. From 2004 to 2006, he held the position of Managing Partner at the MVI Group, one of the largest and oldest business angel networks in Europe with over 175 million Euros invested in 75 companies internationally. While at MVI he oversaw a number of successful exits among them, two initial public offerings in 2006 on the AIM exchange in London as well as an initial public offering on the Swiss Stock Exchange. From 2000 to 2003, he ran a local venture capital company as well as co-founded and was the Chief Executive Officer of the computer security company AppGate, from 1998 to 2000, with operations in Europe and the USA, raising US$20M from ABN Amro, Deutsche Telecom and GE Equity. From 1996 to 1998, he was also responsible for the online activities of the Bonnier Group, the largest media group in Scandinavia, spearheading their internet activities and heading up their sponsorship of MIT Media Lab. Earlier he was the QuickTime Product Manager at Apple in Cupertino and before this Multimedia Evangelist with Apple Computer Europe in Paris, France, for two years. He has extensive experience as an investor and business angel having been involved in the listing of two companies in Sweden, Mirror Image and Digital Illusions, where the latter was acquired by Electronic Arts. Mr. Hillberg attended the M.Sc. program at Chalmers University of Technology in Sweden and has an MBA from INSEAD in France.

The Nominating and Corporate Governance Committee believes that Mr. Hillberg’s extensive venture capital and business experience in Sweden and involvement in helping companies grow and provide value to stockholders, give him the qualifications and skills to serve as our director. Additionally, Mr. Hillberg is Swedish and lives and works in Sweden. In consideration of our subsidiary in Sweden and the related high concentration of Swedish employees to our total employees, Mr. Hillberg’s knowledge of executing business in Sweden adds well-suited cultural diversity and perspective to our Board.

Mr. Alan B. Lefkof has served as a member of our Board since August 2012 and currently serves on the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Lefkof served as Corporate Vice President and General Manager of Motorola, Inc. and then the spinoff, Motorola Mobility Holdings, Inc., from February 2007 to February 2012. During the first three years of this five-year period, he led the Broadband Solutions Group within the Home Division and then later was responsible for establishing the Software Solutions Group, where he sponsored and integrated several software company acquisitions. Mr. Lefkof served as a Director and as President and Chief Executive Officer of Netopia, Inc., a developer of broadband networking equipment and carrier-class software for the remote management of broadband services (NASDAQ: NTPA), from June 1996 until it was acquired by Motorola, Inc. in February 2007. Prior to Netopia, Inc., Mr. Lefkof was President of Farallon Communications Inc., a local area networking company, from 1991 to 1996. From 1988 to 1990, he was President of the GRiD Division of Tandy Corporation, where Mr. Lefkof led the enterprise division for personal computers and laptops. Prior to that time, from 1982 to 1987, Mr. Lefkof held various positions with GRiD Systems Corporation, a Laptop and Pen-based computer company, including Chief Financial Officer, Vice President of Marketing and Director of Product Management. Mr. Lefkof began his career at McKinsey & Company, Inc., where he was a management consultant and held positions ranging from associate to senior engagement manager from 1977 to 1981. Mr. Lefkof earned an MBA in General Management from Harvard Business School and a BS in Management from Massachusetts Institute of Technology. Mr. Lefkof currently serves on the board of directors of Cognitive Electronics, Inc., a privately held company focused on Big Data analytics, and has previously served on the Board of Directors of other privately-held software companies. He also served as a member of the Board of Directors and was a member of the Audit and Compensation Committees of QuickLogic Corporation (NASDAQ: QUIK) from 2002 to 2004.

The Nominating and Corporate Governance Committee believes that Mr. Lefkof’s knowledge of and expertise in the software, broadband, mobile carrier and communications industries, as well as his extensive management experience, give him the qualifications and skills to serve as our director.

Ms. Mary Losty has served as a member of our Board since March 2007. She is currently a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Losty retired in 2010 as the General Partner at Cornwall Asset Management, LLC, a portfolio management firm located in Baltimore, Maryland, where she was responsible for the firm’s investment in numerous companies since 1998. Ms. Losty’s prior experience includes working as a portfolio manager at Duggan & Associates from 1992 to 1998 and as an equity research analyst at M. Kimelman & Company from 1990 to 1992. Prior to that, she worked as an investment banker at Morgan Stanley and Co., and for several years prior to that she was the top aide to James R. Schlesinger, a five-time U.S. cabinet secretary. Ms. Losty received both her BS and JD from Georgetown University, the latter with magna cum laude distinction. She is a retired member of the American Bar Association and a commissioner for Cambridge, Maryland’s Planning and Zoning Commission. Ms. Losty was a director of Blue Earth, Inc. (formerly Genesis Fluid Solutions Holdings, Inc.) from 2009 to 2011.

The Nominating and Corporate Governance Committee believes that Ms. Losty’s investing and business expertise give her the qualifications and skills to serve as our director, and are of particular importance as we continue to finance our operations.

Mr. Douglas Miller has served as a member of our Board since May 2013. He serves as Chairperson of the Audit Committee. Mr. Miller served as senior vice president, chief financial officer and treasurer of Telenav, Inc., a wireless application developer specializing in personalized navigation services, from May 2006 until June

2012, and worked as a consultant for the company from June 2012 to December 2012. During his time at Telenav, Inc., Mr. Miller led the May 2010 IPO of the company. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of software products for the telecommunications industry. From October 1998 to July 2005, Mr. Miller held various management positions at Synplicity, Inc., a publicly traded electronic design automation software company, including senior vice president of finance and chief financial officer. Mr. Miller also served as vice president and chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, from April 1997 to May 1998, and as a partner at Ernst & Young LLP, a professional services organization, from October 1991 to April 1997. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University.

The Nominating and Corporate Governance Committee believes that Mr. Miller’s years of experience as a chief financial officer for multiple companies in the high technology industry, and his experience in the finance and accounting fields, give him the qualifications and skills to serve as our director and as Chairperson of the Audit Committee. Our Board has determined that Mr. Miller is qualified as an “audit committee financial expert,” as defined by the applicable SEC rules, and that his background and expertise assists our Board in complying with its Audit Committee membership requirements.

Mr. Thomas Saponas has served as a member of our Board since April 2004. He is currently a member of the Audit Committee and serves as Chairperson of the Compensation Committee. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NYSE: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard’s Electronic Instruments Group. Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and General Manager of the Colorado Springs Division from August 1989 to August 1997. In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado. Mr. Saponas is a director of nGimat, a nanotechnology company, and was a director of Keithley Instruments (NYSE: KEI), an electronic instruments company, from 2004 to 2010.

The Nominating and Corporate Governance Committee believes that Mr. Saponas’ senior technology and general business management expertise, and related experience at public technology-based companies, give him the qualifications and skills to serve as our director, and that Mr. Saponas’ years of service as our director bring historic knowledge and continuity to the Board.

Mr. William Slavin has served as a member of our Board since October 2010. He is currently a member of the Nominating and Corporate Governance Committee. Mr. Slavin served in various executive positions at International Business Machines Corporation (NYSE: IBM) from 1993 until he retired in June 2005 from his position as Vice President, with responsibility for acquisitions and divestitures for the new Business Consulting Services. During his service at IBM, Mr. Slavin helped establish the business consulting and systems integration business, held executive positions in the US, Asia and Europe, and served on IBM’s Corporate Senior Leadership Team and the Global Management Board for Business Consulting Services, the organization formed with the acquisition of PricewaterhouseCoopers Consulting. Prior to joining IBM, Mr. Slavin was a partner with KPMG, where he was responsible for the western US technology consulting practice. Earlier, he founded Slavin Associates, a technology consulting firm, which was merged into Peat Marwick. Prior to Slavin Associates, he was a Principal with A.T. Kearney, and held technical management positions with Control Data Corporation and Lockheed Missiles and Space Co. Mr. Slavin earned an MBA from the University of Santa Clara and a BA from Claremont McKenna College with majors in economic theory and mathematics.

The Nominating and Corporate Governance Committee believes that Mr. Slavin’s executive, business and strategic consulting and wide breadth of business expertise, including a diversified consulting and business development background, give him the qualifications and skills to serve as our director.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time. Our Board also reviewed a summary of the answers to annual questionnaires completed by each of our non-employee directors.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following seven (7) directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. McClendon, Mr. Hillberg, Mr. Lefkof, Ms. Losty, Mr. Miller, Mr. Saponas and Mr. Slavin. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.

Mr. Brear, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.

Board Leadership Structure

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of our stockholders at this time, and that separation of the positions of Chairperson of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. The structure ensures a greater role for the independent directors in the oversight of us and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Role of the Board in Risk Oversight

We face a variety of risks, including liquidity and operational risks. The Board and each of its committees are involved in overseeing risk associated with us. The Audit Committee reviews and discusses with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control such exposures. The Audit Committee determines and approves, prior to commencement of the audit engagement, the scope and plan for the internal audit and confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal control over financial reporting, including any special audit steps taken in the event of a material control deficiency. The Audit Committee also reviews with management and the independent registered public accounting firm any fraud, whether or not material, that includes management or other employees who have a significant role in our internal control over financial reporting. Furthermore, the Audit Committee establishes and oversees procedures for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and is responsible for reviewing and approving any related party transactions. The Nominating and Corporate Governance Committee reviews, discusses and assesses, along with input from senior management, the performance of the Board and the committees of the Board at least annually. The Chief Executive Officer and the Nominating and Corporate Governance Committee periodically review succession matters related to the offices of chief executive officer and chief financial officer, and the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board in connection with the selection of appropriate individuals to succeed to such positions. The Compensation Committee reviews, establishes and modifies, as needed, our compensation strategies and policies and is responsible for determining and approving (or, if it deems appropriate, recommending to the Board for determination and approval) the compensation of our executive officers and non-employee directors, taking into account the policies of the Compensation Committee and the performance of the individual, in addition to other factors. The Compensation Committee reviews and recommends to the Board for approval the frequency with which we will conduct say-on-pay votes, taking into account the results of the most recent stockholder advisory vote on the frequency of such say-on-pay votes, and reviews and approves the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in each of our annual meeting proxy statements. At least annually, the Compensation Committee reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviews and discusses the relationship between our risk management policies and practices and compensation, and evaluates compensation policies and practices that would mitigate such risk.

Meetings of the Board of Directors

The Board met six times and took action by unanimous written consent two times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members, respectively. James F. Brear, Mary Losty, Staffan Hillberg, Alan B. Lefkof , Scott McClendon, Thomas Saponas and William Slavin attended the meeting in person or by teleconference.

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors periodically meet in executive session at which only they are present.

Information Regarding Committees of the Board of Directors

The Board has three primary committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2013 for each of these committees of the Board:

Name	Audit(1)		Compensation		Nominating and Corporate Governance
Scott McClendon	X
James F. Brear
Staffan Hillberg			X		X	*
Alan B. Lefkof			X		X
Mary Losty	X				X
Douglas Miller (2)	X	*
Thomas Saponas	X		X	*
William Slavin					X
Total meetings in 2013	8		4		4
Total actions by unanimous written consent in 2013	—		5		1

(1)	Elizabeth Huebner served on the Audit Committee and as its Chairperson until she resigned from the Board on April 11, 2013. Mr. McClendon served as Chairperson of the Audit Committee from April 11, 2013 until Douglas Miller was appointed to the Board and as Chairperson of the Audit Committee effective May 30, 2013.

(2)	Mr. Miller was appointed to the Board on May 30, 2013.

*	Committee Chairperson

Below is a description of each primary committee of the Board. Each of these committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each of these committees meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board is a separately-designated standing audit committee established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is composed of four directors: Mr. Miller, Ms. Losty, Mr. McClendon and Mr. Saponas. The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the NASDAQ listing standards). The Board has concluded that Mr. Miller is an “audit committee financial expert,” as defined by the applicable SEC rules. The Audit Committee has adopted a written charter that is available on our website at http://www.proceranetworks.com/ir-corporate-governance.html.

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to our corporate accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements, and also assists the Board in its oversight of the quality and integrity of our financial statements and reports and the qualifications, independence and performance of our independent registered public accounting firm. For this purpose, the Audit Committee performs several functions. The Audit Committee’s responsibilities include:

•

appointing, determining the compensation of, retaining, overseeing and evaluating our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for us;

•

prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between us, or persons in financial oversight roles, and such independent registered public accounting firm or their affiliates;

•	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

•	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement;

•

reviewing with management and the independent registered public accounting firm any fraud that includes management or employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or other auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing management’s efforts to monitor compliance with our policies designed to ensure compliance with laws and rules; and

•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of our accounting principles and practices and all other matters required to be communicated to the Audit Committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC.

The Audit Committee reviews, discusses and assesses its own performance and composition at least annually. The Audit Committee also periodically, and at least annually, reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Mr. Douglas Miller

Ms. Mary Losty

Mr. Scott McClendon

Mr. Thomas Saponas

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board is composed of three directors: Mr. Hillberg, Mr. Lefkof and Mr. Saponas. All members of the Compensation Committee are independent (as independence is currently defined in the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has adopted a written charter that is available on our website at http://www.proceranetworks.com/ir-corporate-governance.html.

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing our compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to our executive officers and non-employee directors. The responsibilities of the Compensation Committee include:

•

reviewing, modifying and approving (or, if the Compensation Committee deems appropriate, making recommendations to the Board regarding) our overall compensation strategies and policies, and reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and senior management;

•

determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the Chief Executive Officer’s compensation;

•

determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of our executive officers and senior management;

•

evaluating and approving (or, if it deems appropriate, making recommendations to the full Board regarding) corporate performance goals and objectives relevant to the compensation of our executive officers and senior management;

•

reviewing and approving (or, if it deems appropriate, making recommendations to the Board regarding) the terms of employment agreements, severance agreements, change-of-control protections and other compensatory arrangements for our executive officers and senior management;

•	reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;

•

reviewing and approving the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs, as applicable; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

•

reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, and reviewing and discussing the relationship between our risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk, at least annually; and

•

reviewing and recommending to the Board for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals and frequency of the vote on executive compensation to be included in our annual meeting proxy statements.

Historically, the Compensation Committee has made recommendations to the Board for most of the significant adjustments to annual compensation, bonus objectives and equity awards at one or more meetings held during or leading up to the first quarter of the year and in the third quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines or makes recommendations to the Board with respect to his compensation, including any equity awards to be granted. For all executives and non-employee directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the compensation consultant.

The Compensation Committee reviews and discusses with management our Compensation Discussion and Analysis, and recommends to the Board that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements or proxy statements, as applicable.

Compensation Committee Processes and Procedures

The Compensation Committee holds regular or special meetings as its members deem necessary or appropriate. The Compensation Committee, through the chairperson of the Compensation Committee, reports all material activities of the Compensation Committee to the Board from time to time, or whenever so requested by the Board. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to select, retain and obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain and terminate any compensation consultants to assist in its evaluation of director, chief executive officer or other senior executive compensation, including sole authority to approve the compensation consultant’s reasonable fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any internal or external legal, accounting or other advisors and consultants retained by the Compensation Committee. The Compensation Committee may select an internal or external legal, accounting or other advisor or consultant only after considering the independence of such internal or external legal, accounting or other advisor or consultant using factors established by law and the rules and regulations of the SEC and Nasdaq.

During the past year, the Compensation Committee engaged Compensia, Inc. as a compensation consultant. As part of its engagement, Compensia, Inc. was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for the comparative group. Compensia, Inc. has not provided any services to Procera other than this engagement (and similar engagements in prior years), and receives compensation from Procera only for services provided to the Compensation Committee, and is therefore independent.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

The Compensation Committee reviews, discusses and assesses its own performance and composition at least annually. The Compensation Committee also periodically, and at least annually, reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of three directors, each of whom is a non-employee director: Mr. Hillberg, Mr. Lefkof and Mr. Saponas. None of the aforementioned individuals was, during 2013, an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated in our Annual Report on Form 10-K for the year ended December 31, 2013.

Mr. Staffan Hillberg

Mr. Alan B. Lefkof

Mr. Thomas Saponas

2	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is composed of four directors: Mr. Hillberg, Mr. Lefkof, Ms. Losty and Mr. Slavin. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in the NASDAQ listing standards). The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website at http://www.proceranetworks.com/ir-corporate-governance.html.

The Nominating and Corporate Governance Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing all aspects of our nominating and corporate governance functions. The responsibilities of the Nominating and Corporate Governance Committee include:

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

•	determining the minimum qualifications for service on the Board;

•	reviewing and evaluating incumbent directors;

•	serving as a focal point for communication between candidates, non-committee members and our management;

•	recommending to the Board for selection candidates to serve as nominees for director for the annual meeting of stockholders;

•	making other recommendations to the Board regarding matters relating to the directors, including director compensation; and

•	considering any recommendations for nominees and proposals submitted by stockholders.

The Nominating and Corporate Governance Committee periodically, and at least annually, reviews, discusses and assesses the performance of the Board and committees of the Board. In fulfilling this responsibility, the Nominating and Corporate Governance Committee seeks input from senior management, the full Board and others. In assessing the Board, the Nominating and Corporate Governance Committee evaluates the overall composition of the Board, the Board’s contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and us, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director, it does not have a formal policy in this regard. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, as well as traditional diversity concepts such as race or gender. In consideration of our subsidiary in Sweden and the related high concentration of Swedish employees to our total employees, one of our independent directors is Swedish and lives in Sweden. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee reviews, discusses and assesses its own performance and composition at least annually, and also periodically, and at least annually, reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at 47448 Fremont Blvd., Fremont, California 94538, Attention: Corporate Secretary, at least 45 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to our stockholders in a timely manner. In order to communicate with the Board as a whole, with non-management directors or with specified individual directors, correspondence may be directed to our Corporate Secretary at 47448 Fremont Blvd., Fremont, California 94538. Each communication will be reviewed by our Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, including, for example: product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request. Communications determined by our Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or the director on a periodic basis.

Code of Ethics

We have adopted the Procera Networks, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at http://www.proceranetworks.com/ir-corporate-governance.html. A copy of the Code of Conduct and Ethics can be obtained free of charge by writing to our Corporate Secretary at 47448 Fremont Blvd., Fremont, California 94538. If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Hedging and Pledging Policies

As part of our Insider Trading Policy, our officers, directors, employees and consultants are prohibited from engaging in short sales of our securities and our officers, directors and employees are prohibited from engaging in hedging transactions involving our securities. Our Insider Trading Policy further prohibits officers, directors and employees from pledging securities as collateral for a loan unless pre-cleared by our Insider Trading Compliance Officer.

Information Regarding Executive Officers

Set forth below are the name, age as of March 31, 2014, position(s), and a description of the business experience of each of our executive officers:

Name	Age	Position(s) Held With Procera	Employee Since
James F. Brear	48	President, Chief Executive Officer and Director	2008
Charles Constanti	50	Vice President and Chief Financial Officer	2009

A description of the business experience of James F. Brear is provided above under the heading “Proposal 1 – Election of Directors – Nominees”.

Charles Constanti joined us as our Chief Financial Officer in May 2009 and has over 25 years of public company financial experience. Most recently, Mr. Constanti was the vice president and CFO of Netopia, Inc., a telecommunications equipment and software company, from April 2005 until its acquisition in February 2007 by Motorola, Inc., where he held a senior finance position until May 2009. From May 2001 to April 2005,

Mr. Constanti was the vice president and corporate controller of Quantum Corporation, for which he earlier served in different accounting and finance positions since January 1997. Previously, Mr. Constanti held various finance positions at BankAmerica Corporation and was an auditor for PricewaterhouseCoopers. Mr. Constanti is an inactive certified public accountant. He earned a B.S., magna cum laude, in Accounting from Binghamton University.

There are no family relationships between or among any of our executive officers, directors or nominees for director.

Information Regarding our Significant Employees

Set forth below are the name, age as of March 31, 2014, position, and a description of the business experience of each of our significant employees other than our executive officers:

Name	Age	Position Held With Procera	Employee Since
Alexander Haväng	35	Chief Technical Officer	2006
Jon Lindén	39	Chief Strategy Officer	2006

Alexander Haväng has been our Chief Technology Officer since August 2006 when we acquired Netintact AB. Mr. Haväng was a founder of Netintact AB, which was formed in August 2000. Mr. Haväng is responsible for our strategic technology direction. Mr. Haväng is widely known and a respected authority in the open source community, and is the lead architect for PacketLogic. Earlier in his career, Mr. Haväng was one of the chief architects for the open source streaming server software Icecast, along with the secure file transfer protocol GSTP. Mr. Haväng studied computer science at the Linköping University in Sweden.

Jon Lindén has been our Chief Strategy Officer since September 2011 and was our Vice President of Marketing from January 2008 to September 2011. Mr. Lindén joined us in August 2006 as part of the acquisition of Netintact AB, a company he joined in 2001. Mr. Lindén has a background in sales and business development with experience in managing networking products throughout their lifecycle. Prior to joining Netintact, Mr. Lindén was the Chief Executive Officer of the venture-funded company TheSchoolbook.com from 1999 to 2001, and managed sales and marketing at a content management software company from 1998 to 1999. He was project manager at the Swedish Trade Council in Chicago from 1997 to 1998.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2013 with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	1,824,309	(1)	$15.07	549,698	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total:	1,824,309		$15.07	549,698

(1)	Includes unexercised options and unvested restricted stock units issued pursuant to the Amended 2007 Plan.

(2)	Includes unissued awards available pursuant to the Amended 2007 Plan.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. In accordance with these requirements, at our 2011 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to hold future advisory votes on the compensation of our named executive officers on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are appropriately designed to align the interests of our executive officers with those of our stockholders, to emphasize strong pay-for-performance principles and to enable us to attract and retain talented and experienced executives to lead us in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and related disclosure.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal 2 requires the affirmative vote of a majority of the shares cast on Proposal 2 at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management seek stockholder ratification of the selection of the independent registered public accounting firm at the Annual Meeting. McGladrey LLP was appointed our registered public accounting firm on April 4, 2014. The year ending December 31, 2014 will be the first year for McGladrey LLP to serve as our independent registered public accounting firm.

During the fiscal years ended December 31, 2012 and 2013 and the subsequent interim period through April 4, 2014, neither we nor anyone on our behalf consulted with McGladrey LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by McGladrey LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of McGladrey LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of McGladrey LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of McGladrey LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests as well as the best interest of our stockholders.

The affirmative vote of a majority of the shares cast on Proposal 3 at the Annual Meeting will be required to ratify the selection of McGladrey LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

Prior Independent Registered Public Accounting Firms

Prior to the appointment of McGladrey LLP as our independent registered public accounting firm, Ernst & Young LLP served as our independent registered public accounting firm from March 30, 2012 until it was dismissed as our independent registered public accounting firm by the Audit Committee on April 4, 2014. Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2012 and 2013. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

During the fiscal year ended December 31, 2011 and the subsequent interim period through March 30, 2012, neither we nor anyone on our behalf consulted with Ernst & Young LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by Ernst & Young LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Ernst & Young LLP on our financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our financial statements for the fiscal years ended December 31, 2012 and 2013, and during the subsequent interim period through April 4, 2014, there were no disagreements and no reportable events with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter of such disagreements in their reports.

We provided Ernst & Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP provide a letter addressed to the SEC stating whether it agrees with the foregoing statements. Ernst & Young LLP furnished such a letter, dated April 7, 2014, and a copy was filed as Exhibit 16.1 to our Current Report on Form 8-K that was filed with the SEC on April 7, 2014.

Prior to the appointment of Ernst & Young LLP as our independent registered public accounting firm, PMB Helin Donovan, LLP served as our independent registered public accounting firm from July 26, 2006 until it was dismissed as our independent registered public accounting firm by the Audit Committee on March 30, 2012. PMB Helin Donovan, LLP audited our financial statements for the fiscal years ended December 31, 2006, 2007, 2008, 2009, 2010 and 2011. Representatives of PMB Helin Donovan, LLP are not expected to be present at the Annual Meeting.

The audit report of PMB Helin Donovan, LLP on our financial statements for the fiscal year ended December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2011, and during the subsequent interim period through March 30, 2012, there were no disagreements and no reportable events with PMB Helin Donovan, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of PMB Helin Donovan, LLP, would have caused PMB Helin Donovan, LLP to make reference to the matter of such disagreements in their reports.

We provided PMB Helin Donovan, LLP with a copy of the foregoing disclosures and requested that PMB Helin Donovan, LLP provide a letter addressed to the SEC stating whether it agrees with the foregoing statements. PMB Helin Donovan, LLP furnished such a letter, dated April 2, 2012, and a copy was filed as Exhibit 16.1 to our Current Report on Form 8-K/A that was filed with the SEC on April 4, 2012.

Principal Accountant Fees and Services

In connection with the audits of our 2012 and 2013 financial statements, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP would perform audit services for us.

The following table represents aggregate fees billed to us for the years ended December 31, 2013 and December 31, 2012 by Ernst & Young LLP, our principal independent registered public accounting firm during such years.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees (1)	$985,419	$421,093
Audit-Related Fees (2)	160,401	443,218
Tax Fees	5,699	—
All Other Fees	—	—

Total Fees	$1,151,519	$864,311

(1)	Includes fees for the audit of the annual financial statements and our internal control over financial reporting included in our Annual Report on Form 10-K, the review of interim financial statements included on Quarterly Reports on Forms 10-Q, and statutory audits performed by our principal independent registered public accounting firm.

(2)	Audit-related fees principally include due diligence costs in connection with evaluating acquisitions.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy that all audit, review and attest services, audit-related, tax and any other non-audit services to be performed by our independent registered public accounting firm must be pre-approved by the Audit Committee. Our policy is that all such services must be approved prior to the commencement of the engagement to render the services. The Audit Committee is also required to pre-approve the scope of and plans for the audit or the scope of the non-audit services, the adequacy of staffing, and the compensation to be paid at our expense, as well as any subsequent changes to the terms of the engagement. Additionally, the Audit Committee has the responsibility of negotiating and executing, on our behalf, the engagement letters of our independent registered public accounting firm, which such approval must be pursuant to pre-approval policies and procedures established by the Audit Committee consistent with applicable laws and rules. The Audit Committee may delegate the preapproval authority to one or more members of the Audit Committee as long as the pre-approval decisions are presented to the full Audit Committee at the next scheduled meeting.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the SEC and the PCAOB.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by our independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform additional services must be submitted in writing to the Audit Committee by our chief financial officer, together with the independent registered public accounting firm, which written request must include an affirmation from each that the requested services are consistent with SEC and PCAOB rules on auditor independence.

Moreover, prior to the engagement of any prospective independent registered public accounting firm, the Audit Committee reviews a written disclosure provided by the independent registered public accounting firm of all relationships between the prospective independent registered public accounting firm, or their affiliates, and Procera, or persons in financial oversight roles, which may reasonably be thought to bear on independence. The Audit Committee discusses with the proposed independent registered public accounting firm the potential effects on independence of any such relationship.

All fees paid to Ernst & Young LLP for 2013 and 2012 were pre-approved by the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2014 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Procera Networks, Inc., 47448 Fremont Blvd., Fremont, California 94538.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Scott McClendon (2)	55,397	*
James F. Brear (3)	260,916	1.3%
Staffan Hillberg (4)	30,415	*
Alan B. Lefkof (5)	10,114	*
Mary Losty (6)	183,574	*
Douglas Miller (7)	7,493	*
Thomas Saponas (8)	93,657	*
William Slavin (9)	15,216	*
Charles Constanti (10)	116,966	*
All executive officers and directors as a group (9 persons) (11)	773,748	3.7%
Archon Capital Management LLC (12)	1,415,778	6.9%
BlackRock, Inc. (13)	2,774,128	13.4%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors. Information about principal stockholders is based solely on filings by the beneficial owners with the SEC pursuant to Section 13(g) under the Exchange Act. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the beneficial owners named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,660,157 shares outstanding on March 31, 2014, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options that are exercisable within 60 days of March 31, 2014 are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	Represents 22,365 shares of our common stock, 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 32,271 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(3)	Represents 55,000 shares of unvested restricted stock, unvested restricted stock units with respect to 25,000 shares of our common stock and options to purchase 180,916 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(4)	Represents 9,804 shares of our common stock, 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 19,850 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(5)	Represents 4,353 shares of our common stock 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 5,000 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(6)	Represents 166,758 shares of our common stock, 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 16,055 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014. As of March 31, 2014, Ms. Losty has agreed to pledge up to an aggregate of 166,758 shares of common stock beneficially owned by Ms. Losty as collateral for a personal loan.

(7)	Represents 2,493 shares of our common stock and options to purchase 5,000 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(8)	Represents 60,246 shares of our common stock, 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 32,650 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(9)	Represents 9,455 shares of our common stock, 761 shares of unvested restricted stock that will vest within 60 days of March 31, 2014 and options to purchase 5,000 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(10)	Represents 7,800 shares of our common stock, 25,000 shares of unvested restricted stock, unvested restricted stock units with respect to 10,000 shares of our common stock and options to purchase 74,166 shares of our common stock that are exercisable in whole or in part within 60 days of March 31, 2014.

(11)	Includes shares of unvested restricted stock and shares which our executive officers and directors have the right to acquire within 60 days of March 31, 2014 pursuant to outstanding options described in the notes above.

(12)	Archon Capital Management LLC. (“Archon”) filed a Schedule 13G on February 14, 2014, reporting that, as of December 31, 2013, it had shared voting and dispositive power with respect to an aggregate of 1,415,778 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Archon’s address is 1301 Fifth Avenue, Suite 3008, Seattle, Washington 98101-2662.

(13)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 10, 2014, reporting that, as of December 31, 2013, it had sole voting and dispositive power with respect to an aggregate of 2,774,128 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide a structure of incentives and rewards that will drive behavior and performance in a way that builds long term value for our stockholders. In support of this goal we have implemented compensation and benefit programs that are designed to:

•	Reward performance;

•	Align the interests of management and stockholders;

•	Enable the recruitment and retention of high quality executives; and

•	Provide fair and reasonable levels of compensation.

Compensation Objectives

The following are the principal objectives of our compensation programs:

Performance – We strive to maintain a performance-oriented culture. Each of our compensation elements is designed to encourage performance improvement of our executive officers. We expect our executive officers to perform to high standards of competence.

Alignment with stockholders – We set our goals based on the business milestones that we believe are most likely to drive long term stockholder value and by tying significant elements of executive compensation to our business success. Cash bonuses are designed to acknowledge short-term goal accomplishment while over the long-term, executive officers can benefit directly from increases in the value of our common stock through equity participation, primarily in the form of stock options, restricted stock and restricted stock units.

Recruiting and retention – Building an outstanding organization and delivering excellence in all aspects of our performance require that we hire, and retain, high quality executives. We believe that an environment in which employees are able to have an enjoyable, challenging and rewarding work experience is critical to our ability to recruit and retain the right people. A crucial aspect of that environment is the structure of incentives and rewards that are embedded in the compensation program. We strive to keep this structure competitive so that qualified people are motivated to join our team and to continue to grow and succeed at Procera.

Fair and reasonable compensation – We strive to make our compensation programs fair in relation to other executives within the organization and in relation to comparable positions in other companies. We set compensation levels that are reasonable in terms of our overall financial and competitive condition as a company and that reflect the experience, skills and level of responsibility of the executive. We utilize executive compensation resources to aid in understanding how all components of our executive compensation levels compare to outside market conditions.

Compensation Process

The Compensation Committee of the Board operates under a Board-approved charter. This charter specifies the principal responsibilities of the Compensation Committee as follows: (i) to review, modify and approve (or make recommendations to the Board for) our overall compensation strategy, including performance goals, compensation plans, programs and policies, employment and similar agreements with executive officers; (ii) to determine the compensation and terms of employment of the chief executive officer and the other executive officers; (iii) to administer and to approve (or make recommendations to the Board for) the adoption, amendment or termination of benefit plans, including option plans, bonus plans and any deferred compensation plans; (iv) to review our incentive compensation arrangements in the context of risk management; (v) to review and recommend to our Board for approval the frequency with which we will conduct the say-on-pay vote; (vi) to review and approve (or make recommendations to the Board for) the compensation payable to our non-employee directors; and (vii) to establish appropriate insurance for the directors and officers. The Compensation Committee consists of three directors, each of whom satisfies the independence requirements of the NASDAQ guidelines as well as applicable SEC regulations and the “outside director” requirements under Internal Revenue Service regulations.

The performance of each of our executive officers is evaluated at least annually at the end of the calendar year. The chief executive officer’s performance is evaluated by the Compensation Committee and the performance of the other executive officer is evaluated by the chief executive officer and reviewed with the Compensation Committee. The factors taken into account in the evaluation of performance include the extent to which pre-established goals and business plans were accomplished and the extent to which the executive demonstrated leadership, creativity, teamwork and commitment, and embodied our company values. Other factors that are considered in making compensation determinations are the experience, skill level and level of responsibility of the executive and competitive market conditions.

All options, restricted stock and restricted stock unit awards granted to executive officers and directors must be approved by the Board or the Compensation Committee. At the time of hire, options, restricted stock and/or restricted stock unit awards are granted effective on or shortly after the employment start date for the executive. Generally, we assess all of our executive officers on an annual basis for potential additional stock option, restricted stock and/or restricted stock unit grants. These annual awards are approved by the Board or the Compensation Committee.

We conducted a say-on-pay vote at our 2012 Annual Meeting of Stockholders and more than 97% of the votes cast on the say-on-pay proposal were voted for approval of the 2011 executive compensation. In determining our 2013 executive compensation program, the Compensation Committee reviewed the results of the say-on-pay vote and concluded that changes to the program were not desired by our stockholders for 2013. Therefore, our 2013 executive compensation approach was overall generally in line with the executive officer compensation approach previously approved by our stockholders.

Similarly, we conducted a say-on-pay vote at our 2013 Annual Meeting of Stockholders and approximately 96% of the votes cast on the say-on-pay proposal were voted for approval of the 2012 executive compensation. In determining our 2014 executive compensation program, the Compensation Committee reviewed the results of the say-on-pay vote and concluded that changes to the program were not desired by our stockholders at this time. Therefore, our 2014 executive compensation approach is overall generally in line with the executive officer compensation approach previously approved by our stockholders.

Compensation Elements

General – We have implemented specific compensation elements to address our objectives, including base salary, a cash bonus plan, equity participation and benefits. These elements combine short-term and longer-term incentives and rewards in meeting our executive compensation goals.

Market Compensation Data – The Compensation Committee considers relevant market data in setting the compensation for our executive officers. During 2011, 2012 and 2013, the Compensation Committee selected Compensia, Inc. to provide a compensation assessment for establishing executive officer and director compensation. Compensia, Inc. was selected because of its experience in developing peer groups, assessing the market competitiveness of executive compensation programs and providing guidance on any adjustments needed to conform to market compensation programs. Compensia also showed considerable experience with Silicon Valley high technology companies. Broad survey data of companies with similar revenue, growth, headcount and market capitalization was used as an aid in making compensation decisions for 2011, 2012 and 2013.

Base Salary and Cash Incentives – In determining base salaries and cash incentives for our executive officers, we benchmark each of our executive positions using data compiled by Compensia, Inc. The report used as the basis for the base salaries paid in, and the bonuses payable for, 2013, was the Compensia, Inc. (2012) Executive Compensation Assessment (the “2012 Compensation Assessment”), which included a survey of 15 publicly-traded technology and communication peer companies with revenue between $35 million and $96 million for the most recent four quarters available as of October 2012 with similar market capitalizations and growth factors, as well as a proprietary Compensia survey of publicly-traded high-technology companies with annual revenues under $200 million. The 2012 Compensation Assessment summarized the compensation for chief executive officers and chief financial officers. The 15 peer companies identified in the 2012 Compensation Assessment were as follows:

AuthenTec	Ellie Mae	Jive Software
Brightcove	Eloqua	Proofprint
Demandware	Imperva	SciQuest
Digimarc	ORBICOMM	SPS Commerce
eGain Communications	PDF Solutions	Wave Systems

Base Salary – In the last quarter of 2012, the Compensation Committee recommended to increase the base salary of the chief executive officer to $360,000, effective January 1, 2013, from $345,000 in 2012; and to increase the base salary of the chief financial officer to $260,000, effective January 1, 2013, from $250,000 in 2012. These increases, when combined with the additional cash incentives discussed below, reflected the expected 3.5%-4.5% merit increase in executive compensation for 2013. In December 2012, the Board approved the recommendations of the Compensation Committee regarding our chief executive officer’s and chief financial officer’s base salaries.

The Compensation Committee approved these increases after considering each executive officer’s performance in the 2012 fiscal year, his significance to the Company, the financial situation and potential future performance of the Company and the market data provided by Compensia. Based on these considerations, the Compensation Committee determined that it was appropriate to provide merit increases in base salary at the higher end of what the Compensation Committee expected to be the typical range for merit increases for technology companies of similar size in similar industries. After the increases, the base salary for 2013 for the Company’s chief executive officer was in the third quartile, slightly below the 75th percentile of the peer group of companies and also in the third quartile, but closer to the 60th percentile of the broader market data, and the Company’s chief financial officer was at approximately the 50th percentile of the peer group of companies and slightly above the 50th percentile of the broader market data.

Cash Bonus – While we believe that the provision of short-term cash incentives is important to aligning the interests of executive officers and stockholders, and to the rewarding of performance, we also take into account our overall financial situation. The cash bonus targets for 2013 were based on pre-determined or specific corporate or individual performance targets.

The Compensation Committee established target cash bonus incentives for 2013 based on the Compensation Assessment conducted in 2012. For 2013, the Compensation Committee did not make any changes to the target bonus as a percentage of base salary for our chief executive officer or our chief financial officer. Accordingly, for 2013, our chief executive officer and chief financial officer were eligible for a target bonus of 80% and 60% of base salary, respectively.

Bonus payouts for performance in the year ended December 31, 2013 were calculated based on revenue and non-U.S. generally accepted accounting principles (“GAAP”) operating profit (pre-tax) (“Non-GAAP Operating Income”). Non-GAAP Operating Income represents net income (loss), excluding the effect of stock-based compensation and the cost of outside professional services for negotiating and performing legal, accounting and tax due diligence and other costs for potential mergers, acquisitions and other significant partnership arrangements. The bonus assessment was made for the performance period from January 1, 2013 to December 31, 2013. The range of potential payouts was from 0% to 200% of the on-target bonus amount, depending upon the level of revenue and Non-GAAP Operating Income achieved, using the following formula for each period: (a) base salary in effect at the end of the applicable period, multiplied by (b) the executive’s on-target bonus percentage, multiplied by (c) the sum of the revenue metric and the Non-GAAP Operating Income metric.

The performance targets for a 100% bonus payout for the year ended December 31, 2013 included a revenue target of $80.0 million and $10.483 million target Non-GAAP Operating Income for the year ended December 31, 2013. The targets were based on our financial plan for 2013, which included approximately 34.2% revenue growth for 2013, or revenue of $80.0 million, and operating income of $10.483 million projected for the year ended December 31, 2013. No bonus would be paid if Non-GAAP Operating Income for the year ended December 31, 2013 was less than breakeven. If we achieved $56.0 million of revenue for the year ended December 31, 2013, constituting 70% of the target, the revenue metric would be 25%. If we achieved $80.0 million of revenue for the year ended December 31, 2013, constituting 100% of the target, the revenue metric would be 50%. If our revenue for the year ended December 31, 2013 was $120.0 million, constituting 150% of the target, the revenue metric would be 100%. The revenue metric for revenue of between $56.0 million and $120.0 million for the year ended December 31, 2013 would be calculated using linear interpolation based on the foregoing metrics. If we achieved revenue of less than $56.0 million for the year ended December 31, 2013, the revenue metric would be zero.

If our Non-GAAP Operating Income for the year ended December 31, 2013 was $5.242 million, constituting 50% of the target, or less, the Non-GAAP Operating Income metric would be zero. If we achieved $10.483 million of Non-GAAP Operating Income for the year ended December 31, 2013, constituting 100% of the target, the Non-GAAP Operating Income metric would be 50%. If we achieved $15.725 million of Non-GAAP Operating Income target for the year ended December 31, 2013, constituting 150% of the target, the Non-GAAP Operating Income metric would be 100%. The Non-GAAP Operating Income metric for Non-GAAP Operating Income of between $5.242 million and $15.725 million for the year ended December 31, 2013 would be calculated using linear interpolation based on the foregoing metrics.

For 2013, we achieved 93.3% of the established revenue target, and we had a non-GAAP net loss of $3.6 million for the year. Therefore, our chief executive officer and chief financial officer did not receive a bonus for the year ended December 31, 2013.

Total Cash Compensation – Target total 2013 cash compensation, which is comprised of base salary and target bonus, was in the third quartile between the 50th and 75th percentiles of both the peers and broader market data for the Company’s chief executive officer and at approximately the 75th percentile of both the peers and broader market data for the Company’s chief financial officer.

Equity Incentive – We utilize stock options, restricted stock and restricted stock units as the primary methods of equity participation for our executive officers. Equity awards are intended to reward and recognize long-term contribution to our stockholders. We determine stock options, restricted stock and restricted stock unit grants with reference to our own capitalization structure, the compensation assessments we receive from Compensia, Inc.

These awards were the outcome of the regular periodic review of executive compensation. The grants made in 2013 were divided between option and restricted stock units using a 50:50 ratio based on one restricted stock unit being equivalent to an option to purchase approximately 1.6 shares of our common stock. This ratio was determined based on the Black Scholes ratio of the value of a stock option in comparison to a restricted stock unit. The mix of options and restricted stock unit awards was designed to provide a balance of long-term growth opportunity and retention incentive for the executives. The options have the standard ten-year life and four-year vesting schedule used for option grants made to all company employees. One half of the shares subject to the restricted stock unit awards will vest on the 18-month anniversary of the grant date and the remaining half of the shares subject to the restricted stock unit awards will vest on the three-year anniversary of the grant date.

In December 2013, based upon the recommendation of the Compensation Committee, the Board granted stock options to purchase 40,000 and 16,000 shares of our common stock to our chief executive officer and chief financial officer, respectively, and awarded restricted stock units with respect to 25,000 and 10,000 shares of our common stock to our chief executive officer and chief financial officer, respectively. These awards were slightly above the 75th percentile of the peer data and were based on the exceptional growth and continued improved financial performance of the Company and the desire to retain and incent the executives to continue such performance.

Benefits – We provide a competitive range of health and other benefit programs to our executive officers. These are provided on the same basis to executive officers and other employees in the United States and include health and dental insurance, life and disability insurance and a 401(k) plan. Our employees in Sweden receive benefits at levels that are customary to the country.

Severance and Change of Control – We originally entered into employment agreements with our chief executive officer and chief financial officer when we negotiated their employment terms in order to induce them to accept employment with us. We have since amended their employment agreements to retain their services. The employment agreements for our chief executive officer and chief financial officer were each most recently amended and restated in December 2012. Under the restated agreements, in the event of a termination of employment for reasons other than “cause” or if our Chief Executive Officer or Chief Financial Officer terminates his employment with us for “good reason,” these officers are entitled to receive: (i) severance payments in an amount equal to the individual’s base salary multiplied by a specified amount; (ii) the full amount of any bonus earned in the prior fiscal year that had not been paid to the individual and the pro-rata portion of the annual bonus earned in the fiscal year in which the termination occurs; (iii) continuation of certain healthcare benefits for the executive and his dependents for twelve months; and (iv) if the termination occurs within twelve months after a “change in control,” the unvested portion of all outstanding equity awards held by him will immediately become fully vested; otherwise, the vesting of each equity award held by him shall be accelerated by 12 months and, if any of such officer’s equity awards are less than 100% vested after giving effect to the additional 12-month vesting, each vesting cliff for such award will be eliminated and the award shall be deemed to have vested on a pro rata daily basis measured from the vesting commencement date of the award. The employment agreements are described in more detail below under “Employment, Severance, Separation and Change of Control Agreements”. In addition, in the event of a change of control of Procera, the unvested portions of the November 2011 restricted stock grants held by our chief executive officer and our chief financial officer will immediately become fully vested. The employment agreements and the restricted stock, restricted stock unit and option vesting acceleration provision are described in more detail below under “Employment, Severance, Separation and Change of Control Agreements”.

Code Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Code, a public company is generally denied deductions for compensation paid to the chief executive officer and the next three most highly compensated executive officers, other than its chief financial officer, to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our executive compensation programs are designed to enable us to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one of a number of factors considered in determining appropriate levels or types of compensation. Procera cannot guarantee that compensation that may be intended to preserve the deductibility of compensation payable to executive officers under Section 162(m) of the Code will in fact so qualify for deductibility.

In order to have the discretion to preserve, to the greatest extent possible, our tax deductions on stock and cash awards granted under the Amended 2007 Plan, Section 162(m) of the Code requires that our stockholders approve certain limitations on these awards. Therefore, the Amended 2007 Plan provides that no person may be granted stock awards whose value is determined by reference to an increase over an exercise or strike price that is less than one hundred percent (100%) of the fair market value of the common stock on the date of grant (such as options and stock appreciation rights) covering more than 150,000 shares of common stock during any calendar year. In addition, no person may be granted performance stock awards covering more than 75,000 shares of common stock during any calendar year. Finally, no person may be granted performance cash awards with a value exceeding $1,000,000 during any calendar year. All of these share limits are subject to adjustment upon certain changes in capitalization.

Code Section 409A

Code Section 409A imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Code Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Code Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Considerations in our Compensation Program

The Compensation Committee has addressed the concept of risk as it relates to our compensation program and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on targets for revenue and Non-GAAP Operating Income. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time; and restricted stock and restricted stock unit awards vest in three years. We believe that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because Non-GAAP Operating Income is a key performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate operating profitability, and not just revenue targets alone, which by itself could incentivize management to drive sales levels without regard to cost structure. If we are not generating operating profits, there are minimal or no payouts under the bonus program.

•	We cap our cash bonus at 200% of the target payout, which we believe also mitigates excessive risk taking. The cap applies even if we dramatically exceed our targets.

•

We believe that our focus on Non-GAAP Operating Income (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase Non-GAAP Operating Income by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to us in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease Non-GAAP Operating Income and the value of their cash bonus payments.

•	Our bonus program has been structured around revenue and adjusted earnings for the past several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

Summary Compensation Table

The following table shows for the years ended December 31, 2013, 2012 and 2011, compensation awarded to or paid to, or earned by, our Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”).

Summary Compensation Table for 2013

Name and Principal Position(s)	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation		Total ($)
James F. Brear, President and Chief Executive Officer	2013	360,000	364,750	332,597	—	6,392	(3)	1,063,739
	2012	345,000	506,250	1,247,021	450,708	—		2,548,979
	2011	295,000	447,900	—	470,881	—		1,213,781
Charles Constanti, Vice President and Chief Financial Officer	2013	260,000	145,900	133,039	—	10,200	(3)	549,139
	2012	250,000	202,500	498,808	244,950	—		1,196,258
	2011	225,000	223,950	—	269,360	—		718,310

(1)	The amounts in this column reflect the aggregate grant date fair value for the years ended December 31, 2013, 2012 and 2011, computed in accordance with ASC 718. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the year ended December 31, 2013 and in our discussion of Stock-Based Compensation in our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	The amounts in this column relate to amounts earned by the Named Executive Officers in 2013 pursuant to our cash bonus program described above under “Compensation Elements – Cash Bonus”.

(3)	Comprised of 401(k) plan matching contributions.

Grants of Plan-Based Awards

The following table shows for fiscal year 2013, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise Price Per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
		Threshold($)		Target($)	Maximum($)
James F. Brear	12/03/13	—		—	—	25,000	(2)	—	364,750
	12/03/13	—		—	—	40,000	(3)	14.59	332,597
	N/A		(4)	288,000	576,000	—		—	—
Charles Constanti	12/03/13	—		—	—	10,000	(2)	—	145,900
	12/03/13	—		—	—	16,000	(3)	14.59	133,039
	N/A		(4)	156,000	312,000	—		—	—

(1)	Represents the aggregate grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under ASC 718.

(2)	One half of the shares included in this restricted stock unit grant will vest on the 18-month anniversary of the vesting commencement date of December 3, 2013 and the remaining half of the shares subject to this restricted stock unit grant will vest on the three-year anniversary of the vesting commencement date of December 3, 2013, as long as the Named Executive Officer remains in continuous service with us (as defined in the 2007 Plan), subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(3)	The option vests as to 1/4 of the shares on the first anniversary of the vesting commencement date of December 3, 2013 and vests as to 1/48 of the shares per month thereafter until fully vested, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(4)	The award does not include a threshold.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding equity awards held by the Named Executive Officers that were outstanding as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James F. Brear	143,417		—		14.10	02/12/2018	—		—
	2,083		—		5.00	11/13/2019	—		—
	25,000	(1)	75,000	(1)	20.25	12/03/2022	—		—
	—	(2)	40,000	(2)	14.59	12/03/2023	—		—
							30,000	(3)	450,600
							25,000	(4)	375,500
							25,000	(5)	375,500
Charles Constanti	60,000		—		6.90	05/21/2019	—		—
	10,000	(1)	30,000	(1)	20.25	12/03/2022	—		—
	—	(2)	16,000	(2)	14.59	12/03/2023	—		—
							15,000	(3)	225,300
							10,000	(4)	150,200
							10,000	(5)	150,200

(1)	The option vested as to 1/4 of the shares on the first anniversary of the vesting commencement date of December 3, 2012 and vests as to 1/48 of the shares per month thereafter until fully vested, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(2)	The option vests as to 1/4 of the shares on the first anniversary of the vesting commencement date of December 3, 2013 and vests as to 1/48 of the shares per month thereafter until fully vested, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(3)	The restricted shares will vest in a single installment on November 10, 2014, the third anniversary of the grant date of the award, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(4)	The restricted shares will vest in a single installment on December 3, 2015, the third anniversary of the grant date of the award, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

(5)	One half of the shares subject to this restricted stock unit award will vest on the 18-month anniversary of the vesting commencement date of December 3, 2013, and the remaining half of the shares will vest on the 3-year anniversary of the vesting commencement date of December 3, 2013, subject to full or partial acceleration of vesting in certain situations such as the occurrence of a change in control, termination by us without cause or termination by the Named Executive Officer for good reason.

2013 Option Exercises and Stock Vested

The following table presents information concerning the options exercised and stock vested during fiscal year 2013 for the Named Executive Officers.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James F. Brear	16,500	158,765	40,000	584,000
Charles Constanti	10,000	82,200	20,000	292,000

(1)	The value realized on exercise is the product of the number of shares of our common stock underlying the exercised stock options multiplied by the difference between the price at which the Named Executive Officer sold the underlying shares of our common stock on the exercise date and the exercise price applicable to the exercised stock options.

(2)	The value realized on vesting is the product of the number of shares of our common stock vested multiplied by the closing price of our common stock on the vesting date.

Pension Benefits – Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

No pension benefits were paid to any of our named executive officers during fiscal year 2013. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.

Employment, Severance, Separation and Change in Control Agreements

We have entered into the following employment arrangements with each of the Named Executive Officers.

James F. Brear

On February 11, 2008, we entered into an executive employment agreement with James F. Brear, as Chief Executive Officer, President and a member of the Board, which was most recently amended and restated on December 4, 2012. Pursuant to the employment agreement, Mr. Brear was established at an annual base salary of $240,000, subject to annual review and increases at the discretion of the Board. Mr. Brear’s annual base salary was increased to $275,000 effective January 1, 2009, to $295,000 effective January 1, 2010, to $345,000 effective January 1, 2012, to $360,000 effective January 1, 2013 and to $375,000 effective January 1, 2014. Mr. Brear received an initial bonus of 50% of his annual base salary after his first six months of employment with us. In addition, Mr. Brear was eligible for an on-target annual discretionary performance bonus equal to 80% of his annual base salary in 2008 and 2009, 75% of his annual base salary in 2010, and 80% of his annual base salary in 2011, 2012 and 2013, as determined by the Board; provided, however, that for 2008, the annual bonus was prorated over the time between the end of the first six months of Mr. Brear’s employment and the end of 2008. For 2014, Mr. Brear is eligible for an on-target annual discretionary performance bonus equal to 80% of his annual base salary in 2014, as determined by the Board.

With the hiring of Mr. Brear in February 2008, we granted Mr. Brear an option to purchase 225,000 shares of our common stock and in November 2009, we granted Mr. Brear an option to purchase 50,000 shares of our common stock. These options vested over four years, with 25% of the shares vesting in one year and the remaining shares vesting in 36 equal monthly installments thereafter. In December 2010, we granted Mr. Brear

40,000 shares of restricted stock that vested on the three-year anniversary of the grant date. In November 2011, we granted Mr. Brear 30,000 shares of restricted stock that will vest on the three-year anniversary of the grant date. In December 2012, we granted Mr. Brear: (a) an option to purchase 100,000 shares of our common stock, which will vest over four years, with 25% of the shares vesting in one year and the remaining shares vesting in 36 equal monthly installments thereafter, and (b) 25,000 shares of restricted stock that will vest on the three-year anniversary of the grant date. In December 2013, we granted Mr. Brear: (i) an option to purchase 40,000 shares of our common stock, which will vest over four years, with 25% of the shares vesting on the one year anniversary of the grant date and the remaining shares vesting in 36 equal monthly installments thereafter, and (ii) restricted stock units with respect to 25,000 shares of common stock, one half of which will vest on the 18-month anniversary of the grant date and the remaining half of which will vest on the three-year anniversary of the grant date.

Under Mr. Brear’s employment agreement, either we or Mr. Brear may terminate his employment at any time. If we terminate Mr. Brear’s employment without cause or Mr. Brear terminates his employment with good reason, and provided that Mr. Brear executes and delivers to us a separation release of all claims within the specified time period, we will be obligated to pay Mr. Brear (i) a cash severance equal to 180% of his annual base salary, payable over twelve months, (ii) the maintenance of health insurance coverage and other employee benefits for Mr. Brear and his eligible dependents for a period of twelve months; (iii) the full amount of any annual bonus awarded for the completed year preceding termination if not already paid; (iv) a pro-rated annual bonus for the calendar year in which his employment terminates; and (v) if the termination occurs within twelve months after a change in control, the unvested portion of all outstanding equity awards held by Mr. Brear will immediately become fully vested; otherwise, the vesting of each equity award held by Mr. Brear shall be accelerated by 12 months and, if any of Mr. Brear’s equity awards are less than 100% vested after giving effect to the additional vesting, each vesting cliff for such award will be eliminated and the award shall be deemed to have vested on a pro rata daily basis measured from the vesting commencement date of the award. Under Mr. Brear’s employment agreement, he will also be entitled to receive certain benefits upon his death or termination for disability, including receipt of accrued salary, bonus and vacation, and payment of the pro rata amount of any bonus earned for the year of termination. In addition, if any of Mr. Brear’s equity awards are less than 100% vested as of the date of his death or termination for disability, each vesting cliff for such award will be eliminated and the award shall be deemed to have vested on a pro rata daily basis measured from the vesting commencement date through the date of his death or termination for disability.

In addition, in the event of a change in control of Procera, the unvested portion of the November 2011 restricted stock grant held by Mr. Brear will immediately become fully vested pursuant to the restricted stock bonus agreement with Mr. Brear.

Charles Constanti

On April 27, 2009, we entered into an executive employment agreement with Charles Constanti, as Vice President and Chief Financial Officer, which was most recently amended and restated on December 3, 2012. Pursuant to this agreement, Mr. Constanti was established at an annual base salary of $225,000, subject to annual review and increases at the discretion of the Board. Mr. Constanti’s annual base salary was increased to $250,000 effective January 1, 2012, to $260,000 effective January 1, 2013, and to $270,000 effective January 1, 2014. In addition, Mr. Constanti was eligible for an on-target annual discretionary performance bonus equal to 60% of his annual base salary in 2009, 2010, 2011, 2012 and 2013, as determined by the Board; provided, however, that for 2009, the annual bonus was prorated for the period of employment beginning on May 11, 2009 until the end of 2009. For 2014, Mr. Constanti is eligible for an on-target annual discretionary performance bonus equal to 60% of his annual base salary in 2014, as determined by the Board.

With the hiring of Mr. Constanti in May 2009, we granted Mr. Constanti an option to purchase 100,000 shares of our common stock. This option vested over four years, with 25% of the shares vesting in one year and the remaining shares vesting in 36 equal monthly installments thereafter. In December 2010, we granted

Mr. Constanti 20,000 shares of restricted stock that vested on the three-year anniversary of the grant date. In November 2011, we granted Mr. Constanti 15,000 shares of restricted stock that will vest on the three-year anniversary of the grant date. In December 2012, we granted Mr. Constanti: (a) an option to purchase 40,000 shares of our common stock, which will vest over four years, with 25% of the shares vesting in one year and the remaining shares vesting in 36 equal monthly installments thereafter, and (b) 10,000 shares of restricted stock that will vest on the three-year anniversary of the grant date. In December 2013, we granted Mr. Constanti: (i) an option to purchase 16,000 shares of our common stock, which will vest over four years, with 25% of the shares vesting on the one year anniversary of the grant date and the remaining shares vesting in 36 equal monthly installments thereafter, and (ii) restricted stock units with respect to 10,000 shares of common stock, one half of which will vest on the 18-month anniversary of the grant date and the remaining half of which will vest on the three-year anniversary of the grant date.

Under Mr. Constanti’s employment agreement, either we or Mr. Constanti may terminate his employment at any time. If we terminate Mr. Constanti’s employment without cause or Mr. Constanti terminates his employment with good reason, and provided that Mr. Constanti executes and delivers to us a separation release of all claims within the specified time period, we will be obligated to pay Mr. Constanti (i) a cash severance equal to 160% of his annual base salary, payable over twelve months, (ii) the maintenance of health insurance coverage and other employee benefits for Mr. Constanti and his eligible dependents for a period of twelve months; (iii) the full amount of any annual bonus awarded for the completed year preceding termination if not already paid; (iv) a pro-rated annual bonus for the calendar year in which his employment terminates; and (v) if the termination occurs within twelve months after a change in control, the unvested portion of all outstanding equity awards held by Mr. Constanti will immediately become fully vested; otherwise, the vesting of each equity award held by Mr. Constanti shall be accelerated by 12 months and, if any of Mr. Constanti’s equity awards are less than 100% vested after giving effect to the additional vesting, each vesting cliff for such award will be eliminated and the award shall be deemed to have vested on a pro rata daily basis measured from the vesting commencement date of the award. Under Mr. Constanti’s employment agreement, he will also be entitled to receive certain benefits upon his death or termination for disability, including receipt of accrued salary, bonus and vacation, and payment of the pro rata amount of any bonus earned for the year of termination. In addition, if any of Mr. Constanti’s equity awards are less than 100% vested as of the date of his death or termination for disability, each vesting cliff for such award will be eliminated and the award shall be deemed to have vested on a pro rata daily basis measured from the vesting commencement date through the date of his death or termination for disability.

In addition, in the event of a change in control of Procera, the unvested portion of the November 2011 restricted stock grant held by Mr. Constanti will immediately become fully vested pursuant to the restricted stock bonus agreement with Mr. Constanti.

Potential Payouts upon Termination or Change in Control

Other than the provisions of the executive severance benefits to which our Named Executive Officers would be entitled to at December 31, 2013 as set forth above, we have no liabilities under termination or change in control conditions. We do not have a formal policy to determine executive severance benefits. Each executive severance arrangement is negotiated on an individual basis.

The table below estimates amounts, with respect to each of the Named Executive Officers, of (i) salary and benefits payable, and (ii) the portions of the restricted stock, restricted stock units and stock options that are assumed to be accelerated, calculated based on the intrinsic value of the equity awards at the closing price of our common stock of $15.02 on December 31, 2013, the last trading day of our common stock in 2013, in each case assuming that a change in control, termination of employment or both occurred on December 31, 2013 and that all eligibility requirements under applicable equity award agreements or employment agreements were met.

James F. Brear

	Termination						Change in Control
Executive Benefits, Payments and Acceleration of Vesting of Stock Awards	Upon Death or Disability		By Procera Without Cause or by Mr. Brear for Good Reason
			Within 12 months following a Change in Control		Outside of a Change in Control
Value of Stock Award Vesting Acceleration	$469,043	(1)	$1,218,800	(2)	$849,787	(3)	$450,600	(4)
Cash Payments	$—		$648,000		$648,000		$—
Continuation of Benefits	$—		$26,298	(5)	$26,298	(5)	$—

Total Cash Benefits and Payments	$469,043		$1,893,098		$1,524,085		$450,600

(1)	Relates to 766 unvested options, 30,568 shares of restricted stock and 638 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 1,899 unvested out-of-the-money stock options that would be subject to accelerated vesting.

(2)	Relates to 40,000 unvested options, 55,000 shares of restricted stock and 25,000 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 75,000 unvested out-of-the-money stock options as of December 31, 2013 that would be subject to accelerated vesting.

(3)	Relates to 10,759 unvested options, 47,305 shares of restricted stock and 8,964 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 26,882 unvested out-of-the-money stock options as of December 31, 2013 that would be subject to accelerated vesting.

(4)	Relates to 30,000 shares of restricted stock that would be subject to accelerated vesting.

(5)	Comprised of healthcare insurance for Mr. Brear and his eligible dependents for 12 months, excluding employee contribution portions.

Charles Constanti

	Termination						Change in Control
Executive Benefits, Payments and Acceleration of Vesting of Stock Awards	Upon Death or Disability		By Procera Without Cause or by Mr. Constanti for Good Reason
			Within 12 months following a Change in Control		Outside of a Change in Control
Value of Stock Award Vesting Acceleration	$220,054	(1)	$532,580	(2)	$384,965	(3)	$225,300	(4)
Cash Payments	$—		$416,000		$416,000		$—
Continuation of Benefits	$—		$26,298	(5)	$26,298	(5)	$—

Total Cash Benefits and Payments	$220,054		$974,878		$827,263		$225,300

(1)	Relates to 306 unvested options, 14,387 shares of restricted stock and 255 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 759 unvested out-of-the-money stock options as of December 31, 2013 that would be subject to accelerated vesting.

(2)	Relates to 16,000 unvested options, 25,000 shares of restricted stock and 10,000 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 30,000 unvested out-of-the-money stock options as of December 31, 2013 that would be subject to accelerated vesting.

(3)	Relates to 4,303 unvested options, 21,922 shares of restricted stock and 3,585 shares subject to restricted stock units that would be subject to accelerated vesting. Excludes the value of 10,752 unvested out-of-the-money stock options as of December 31, 2013 that would be subject to accelerated vesting.

(4)	Relates to 15,000 shares of restricted stock that would be subject to accelerated vesting.

(5)	Comprised of healthcare insurance for Mr. Constanti and his eligible dependents for 12 months, excluding employee contribution portions.

Director Compensation

A combination of equity awards and fees are used to compensate non-employee directors for their service on the Board.

2013 Director Compensation

The Director Compensation Plan for 2013 included the following director compensation in cash and restricted stock grants:

•

Restricted stock grants with a total value of $45,000 per year, granted following appointment, election or re-election to the Board, with the quantity of shares measured based on the closing price of our common stock on the date of grant. One quarter of the shares subject to the restricted stock award vest on the first business day of each succeeding quarter after the date of grant;

•

Additional annual cash retainers for the chairperson of each of the Board, the Audit, the Compensation and the Nominating and Corporate Governance Committees of $10,000, $5,000, $5,000 and $2,500, respectively, paid quarterly; and

•	Additional amounts of $1,000 in cash for each Board or Committee meeting attended in person or $500 in cash for each meeting attended telephonically.

The following table shows compensation information for our non-employee directors for the year ended December 31, 2013:

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(3)($)	All Other Compensation ($)	Total ($)
Scott McClendon	22,333	45,006	—	—	67,339
Staffan Hillberg (4)	26,371	45,006	—	—	71,377
Elizabeth Huebner (5)	3,500	—	—	—	3,500
Alan B. Lefkof	10,000	45,006	—	—	55,006
Mary Losty	11,000	45,006	—	—	56,006
Douglas Miller (6)	7,917	45,006	45,410	—	98,333
Thomas Saponas	18,000	45,006	—	—	63,006
William Slavin	9,500	45,006	—	—	54,506

(1)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC 718. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements for the year ended December 31, 2013 and in our discussion of Stock-Based Compensation in our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	The following number of shares of unvested restricted stock were outstanding as of December 31, 2013: Mr. McClendon – 1,522 shares; Mr. Hillberg – 1,522 shares; Mr. Lefkof – 1,522 shares; Ms. Losty – 1,522 shares; Mr. Miller – 1,522 shares; Mr. Saponas – 1,522 shares and Mr. Slavin – 1,522 shares.

(3)	Options exercisable for the following number of shares were outstanding as of December 31, 2013: Mr. McClendon – 35,071 shares; Mr. Hillberg – 22,142 shares; Mr. Lefkof – 5,000 shares; Ms. Losty – 16,055 shares; Mr. Miller – 5,000 shares; Mr. Saponas – 32,650 shares and Mr. Slavin – 5,000 shares.

(4)	Comprised of $11,989 for service on the Board and $14,382 in annual compensation paid to Mr. Hillberg for his service as the Chairperson of the Board of our wholly owned Swedish subsidiary.

(5)	Ms. Huebner resigned from the Board on April 11, 2013.

(6)	Mr. Miller was appointed to the Board effective May 30, 2013.

2014 Director Compensation

On November 20, 2013, the Compensation Committee adopted a new non-employee director compensation policy (the “New Director Compensation Policy”). Under the New Director Compensation Policy, which became effective January 1, 2014, each of our non-employee directors will be entitled to receive an annual cash retainer of $25,000, payable quarterly in arrears. The Chairperson of the Board will be entitled to receive an additional annual cash retainer of $12,500 and the chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive additional annual cash retainers of $10,000, $7,500 and $5,000, respectively, each payable quarterly in arrears. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive additional annual cash retainers of $5,000, $4,000 and $2,000, respectively, each payable quarterly in arrears.

In addition to the annual cash retainers, beginning with Procera’s 2014 annual meeting of stockholders, each of our non-employee directors will be entitled to receive an annual grant of restricted stock units with a total value of $55,000. Each award will be granted following the non-employee director’s appointment, election or re-election to the Board, with the quantity of shares subject to restricted stock units measured based on the closing price of our common stock on the date of grant. One quarter of the shares subject to the restricted stock unit award will vest on the first business day of each full fiscal quarter after the date of grant, subject to the director’s continuous service with us through the applicable vesting date.

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

We have not adopted a written related-person transactions policy. However, it is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related person is any of our executive officers, directors or holders of more than 5% of our outstanding voting stock, including any of their immediate family members, and any entity owned or controlled by such persons. It is our policy that the Audit Committee review and approve or ratify transactions involving related persons in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any of our directors or executive officers. Management advises the Audit Committee of any such transaction that is proposed to be entered into or continued and seeks the Audit Committee’s approval of the transaction. Under its charter, the Audit Committee is charged with the review and oversight of all related-person transactions as required by NASDAQ and SEC rules, including the review of management’s efforts to monitor compliance with our programs and policies designed to ensure compliance with applicable law, rules and our Code of Conduct and Ethics. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Related-Person Transactions

Other than transactions involving equity and other compensation, termination, severance and other arrangements for our directors and executive officers that are described under “Director Compensation” and “Employment, Severance, Separation and Change in Control Agreements” above, since January 1, 2013, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the following:

Director and Executive Officer Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we generally enter into separate indemnification agreements with our directors and executive officers. These agreements require us, among other things, to indemnify the director or executive officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or executive officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Procera’s Corporate Secretary at 47448 Fremont Blvd., Fremont, California 94538 or contact Procera’s Corporate Secretary at (408) 890-7036. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their broker or our Corporate Secretary in the same manner described above. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Additional Documents

This proxy statement contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this proxy statement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and copies of the definitive agreements summarized in this proxy statement, are available without charge upon written request to: Procera Networks, Inc., Attention: Corporate Secretary, 47448 Fremont Blvd., Fremont, California 94538.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Charles Constanti
Vice President, Chief Financial Officer and Corporate Secretary

April 14, 2014

PROCERA NETWORKS, INC. 47448 Fremont Boulevard Fremont, CA 94538

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345 PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote

FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Scott McClendon 02 James F. Brear 03 Staffan Hillberg 04 Alan B. Lefkof 05 Mary Losty 06 Douglas Miller 07 Thomas Saponas 08 William Slavin

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2 Advisory vote to approve named executive officer compensation.

3 To ratify the selection of McGladrey LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy is governed by the laws of the State of Delaware.

02 0000000000

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000206980_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PROCERA NETWORKS, INC.

Annual Meeting of Stockholders

May 29, 2014 9:30 AM

This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint James Brear and Charles Constanti, and each of them, proxies with full power of substitution, to vote your shares of record at the close of business on April 3, 2014 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “For All” nominees for Proposal 1, “For” Proposal 2, and “For” Proposal 3. If any other matters are brought before the Annual Meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000206980_2 R1.0.0.51160